Exhibit 99.1

NEWS RELEASE

Date:	November 4, 2010
FOR IMMEDIATE RELEASE

Contact:	Barrett Waller
Waller & Company Public Relations
918-587-1909
barrett@wallerpr.com

Dave Mossberg
Three Part Advisors, LLC
817-310-0051
dmossberg@threepa.com

XETA Technologies Signs Agreement with LifeSize to Offer HD Video

Communications

Agreement Expands XETA’s Communications Offerings

TULSA, Okla. — XETA Technologies, Inc. (Nasdaq: XETA), a national provider of converged communications solutions for the enterprise marketplace, today announced it has signed a reseller agreement with LifeSize®, a division of Logitech, to sell, implement, and service LifeSize high-definition (HD) video communications solutions.

XETA will offer LifeSize HD video communication solutions to enterprise customers in both standalone and bundled offerings. XETA will also provide related managed services for the LifeSize video solutions sold and implemented by XETA.

“In the current economic environment, customers require rapid payback on technology investments. Video communications solutions have a demonstrated ROI through their very tangible reduction in travel costs along with improvements in employee productivity. As such, video is one of the fastest growing areas in technology today,” said Greg Forrest, CEO of XETA. “Our agreement with LifeSize not only gives our customers the latest innovations in HD video communications, but further expands our line of voice, video and data communications solutions.”

“We are pleased to have XETA join our partner network to expand the availability of LifeSize solutions,” said Joe Vitalone, vice president of Americas sales, for LifeSize Communications. “We realize the tremendous value our reseller partners bring to LifeSize and we are committed to providing them with a fully encompassing channel program that supports their efforts and contributes to their ultimate success.”

LifeSize pioneered HD video communications to deliver the telepresence experience from the desktop to the conference room with up to Full HD 1080p video. With the ability to provide HD video communications under 768 kbps, as well as the highest resolution available at any bandwidth, LifeSize systems enable customers to cost-effectively deploy HD video communications.

The full suite of LifeSize video solutions is immediately available through XETA.

About XETA Technologies, Inc.

XETA Technologies, Inc., sells, installs and services advanced communication technologies for small, medium and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors, including Avaya/Nortel, Mitel, Hitachi, Samsung, HP, Polycom, Microsoft, Alcatel-Lucent, ShoreTel, LifeSize and Juniper. With a 29-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq:XETA) is available at www.xeta.com.

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About LifeSize Communications

LifeSize Communications is a world leader in high definition video communications and telepresence. Founded by industry veterans in 2003, LifeSize pioneered high definition video communications to make communicating at a distance as natural and effective as being in the same room, for anyone, anywhere. LifeSize became a division of Logitech in December 2009, sharing a vision of everywhere there is voice there should be video. More information about LifeSize can be found at http://www.lifesize.com.

LifeSize, the LifeSize logo and other LifeSize marks are trademarks or registered trademarks of LifeSize Communications Inc. For more information on LifeSize products, visit www.lifesize.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning expectations for the LifeSize Communications reseller agreement. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates,” should,” “may,” “will” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to:  the risk that the positive results anticipated from entering into the reseller agreement with LifeSize Communications will not materialize as expected; the condition of the U.S. economy and its impact on capital spending in the Company’s markets; the successful integration of recently acquired businesses into that of the Company and realization of anticipated synergies and growth opportunities from these transactions; changes in Avaya’s strategies regarding the provision of equipment and services to its customers, and in its policies regarding the availability of tier IV hardware and software support and the negative impact that may have on the Company’s services gross margins as well as on customer satisfaction; the Nortel Networks bankruptcy filing including the potential negative impact it may have on the Company’s prepetition accounts receivable claim against Nortel or if Nortel succeeds in bringing a preference claim against the Company; unpredictable quarter to quarter revenues; continuing success of our Mitel product and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.

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